Exhibit 4.1

AMENDMENT NO. 1
TO
2009 EQUITY INCENTIVE PLAN

DJSP ENTERPRISES, INC.

This Amendment No. 1 to the 2009 Equity Incentive Plan (the “Plan”) of DJSP Enterprises, Inc. (formerly Chardan 2008 China Acquisition Corp.) (the “Corporation”) is made this 15th day of April, 2010 pursuant to Section 11.6 of the Plan, and was approved by the Corporation’s Board of Directors on such date.

1. Section 1.1 of the Plan be and hereby is amended and restated in its entirety to read as follows:

Establishment.  On December 10, 2009, the Board of Directors of Chardan 2008 China Acquisition Corp. adopted the Chardan 2008 China Acquisition Corp. 2009 Equity Incentive Plan.  The Plan was approved by shareholders at the Corporation’s Shareholder Meeting on January 11, 2010.  On January 15, 2010, Chardan 2008 China Acquisition Corp. changed its name to DJSP Enterprises, Inc.  On April 15, 2010, the Board of Directors of DJSP Enterprises, Inc., through Amendment No. 1, renamed the Chardan 2008 China Acquisition Corp. 2009 Equity Incentive Plan as DJSP Enterprises, Inc. 2009 Equity Incentive Plan.

2. Section 1.3(l) of the Plan be and hereby is amended and restated in its entirety to read as follows:

“Corporation” means DJSP Enterprises, Inc., a British Virgin Islands company limited by shares, or any successor hereto.

3. Section 1.3(hh) of the Plan be and hereby is amended and restated in its entirety to read as follows:

“Plan” means the DJSP Enterprises, Inc. 2009 Equity Incentive Plan, the terms of which are set forth herein, and any amendments thereto.

Section 11.3(b) of the Plan be and hereby is amended and restated in its entirety to read as follows:

(b)          Each certificate representing Common Shares subject to a Restricted Share or Restricted Share Unit Award, to the extent a certificate is issued, shall bear the following legend:

The sale or other transfer of the shares represented by this certificate, whether voluntary, involuntary or by operation of law, is subject to certain restrictions on transfer set forth in the DJSP Enterprises, Inc. 2009 Equity Incentive Plan ("Plan"), rules and administrative guidelines adopted pursuant to such Plan [and an Agreement dated    ,     ].  A copy of the Plan, such rules [and such Agreement] may be obtained from the [INSERT TITLE] of DJSP Enterprises, Inc.

If shares are issued in book entry form, a notation to the same restrictive effect as the legend shall be placed on the transfer agent’s books in connection with such shares

In witness whereof, the Corporation has caused this Amendment No. 1  to be executed as of April 15, 2010.

DJSP ENTERPRISES, INC.

By: ______________________
Its:  Kumar Gursahaney
       Executive Vice President